
Cardinal Ethanol News
Fueling energy independence.

May 2017

Capital Projects Continue into FY 2017 – Here's the Scoop!

If you've been to the plant lately, you've probably noticed the on-going construction projects. Cooling tower cell number 5 was just completed and commissioned during the April maintenance shutdown. Adding a cooling tower cell is an important step in the process to increasing ethanol production rates by increasing the amount of water cooling capacity to recycle the water quicker.



The new beer-degasser should be complete in the next couple of weeks. It is installed between the beerwell and the beer column to reduce the entrained CO2 in the beer. This will improve vacuum levels while we reduce summer time vacuum capacity constraints. It also reduce beer column carryover and allows for additional beer column throughput. This helps to reduces the cleaning frequency for the side stripper and will lower acidity in the alcohol.

The 8th fermenter has been erected and is scheduled for late June commissioning. There is on-going piping and electrical work occurring at this time to get it prepared for use.



Various pipes, pumps, conveyors, etc. were upgraded during the April maintenance shutdown to help increase flow, rates and utilization as we continue to work towards increased ethanol production rates over the coming months.

The new load out facility on the north end of the plant is coming along well. The screening bin is complete. The new 105' 735,000 bushel grain bin is being erected currently. The driveway extension is complete. Footers and support towers are in place. Dust collection systems are installed. The loadout building footer is poured. Part of the rail loop is being relocated in the next couple of weeks to help with the flow of railcars during the continued construction. Additional rail track will be installed during this summer. An additional leg and pit were installed. This project in whole is expected to be complete in time for this fall's harvest.


Donaldson
CAT



CSX Railroad Chemical Safety Excellence Award

Cardinal was one of the companies to earn CSX's Chemical Safety Excellence Award for the calendar year 2016. This award is given annually to companies achieving zero non-accidental releases of regulated hazardous materials being shipped on the CSX network of railroads.

This recognition is especially important because it means Cardinal employees apply the highest safety standard to our loading processes as well as proper maintenance of cars moving through the communities served by the CSX. A non-accidental release typically consists of splashes, leaks and other releases from defective valves, safety relief devices, fittings and tank shells. Cardinal had zero, which speaks to everyone's commitment to safety.

A special thank you to Chris Tucker, Brian White, Mike Dahlstrom, Eric Hollopeter, Jeff Bowling, Jared Sears and Ryan Snyder who were instrumental in achieving this significant safety achievement. Cardinal Ethanol has received this award 7 of the 8 years that we have qualified to receive the award.

Second Quarter Fiscal Year 2017 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended March 31, 2017. Some of the highlights from the quarter include:

- Net income was approximately $10.1 million or about $698 per unit.
- Distributions paid for the six months ended March 31, 2017 totaled $800 per unit.
- We sold 4.20% more gallons of ethanol for the six months ended March 31, 2017 as compared to the same period in 2016. This is primarily the result of increased production rates.
- The average price per gallon of ethanol for the six months ended March 31, 2017 was up approximately 10% in comparison to the six months ended in FY 2016.
- DDGs prices were down approximately 26.42% and corn oil prices were up approximately 26% compared to the same period in 2016.

- We utilized approximately 4.8% more corn in FY 2017 in comparison to the same period in FY 2016 and corn prices decreased about 6.2% in this period compared to the same period in 2016.
- We paid down $1,428,000 on the FY 2016 expansion projects loan.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "Financials & SEC Filing Information". Please call our office if you need any assistance in obtaining or understanding the reports.

Second Quarter FY 2017 Financial Results

Statements of Operations (Six Months Ended)		
	3/31/2017	*3/31/2016*
Revenues	$ 117,528,266	$ 109,134,959
Cost of Goods Sold	104,468,176	102,994,832
Gross Profit	13,060,090	6,140,127
Operating Expenses	2,621,623	2,855,811
Operating Income	10,438,467	3,284,316
Other Expense	(239,132)	(118,008)
Net Income	$ 10,199,335	$ 3,166,308
Net Income Per Unit	$ 698	$ 217
Balance Sheets		
	3/31/2017	*9/30/2016*
Assets	$ 153,395,181	$ 153,929,172
Current Liabilities	$ 14,083,725	$ 11,676,852
Long Term Debt	$ 10,476,663	$ 11,932,063
Member's Equity	$ 128,834,793	$ 130,320,257
Total Liabilities & Member's Equity	$ 153,395,181	$ 153,929,172
Book Value Per Share	$ 8,821	$ 8,922

*This information has been derived from the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which is available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Distributions

At the May 16th meeting, the board approved a distribution in the amount of $275 per unit for holders of record at the close of business on that date. This distribution is expected to be paid by the end of May. Remember to keep us updated with your current contact information so that we are able to get your money to you. Also, please be mindful of checking the website and/or SEC website to find out if distributions have been declared before calling our office. The amount of calls asking when a distribution is coming can be overwhelming. We appreciate your patience! Additionally, Heather Craig will be leaving Cardinal at the end of May and so, when you call our office with questions, you'll want to speak with Bill Dartt or Ashleigh Lawrence going forward.

American Coalition for Ethanol (ACE) and Growth Energy Washington D.C. Fly-Ins Summary

One of our Board Directors, Tom Chronister, attended the ACE and Growth Energy Washington D.C. Fly-Ins in March and May. Over 70 attendees of the ACE Fly-In lobbied members of Congress during the 9th annual ACE Fly-In. Three main points were considered during the event, don't mess with the RFS, co-sponsor bills to allow year round sales of E15 and share personal stories about ethanol – these were the things the participants discussed with their Congressmen. Tom feels that the E15 year round use seemed to be widely accepted, but the RFS discussions were mixed.

Tom also attended the Growth Energy Fly-In. Approximately 35 attendees lobbied with members of Congress from their respective states. Primary messages were to leave the RFS as is and E15 year round usage. Congressmen were asked to co-sponsor bills and vote yes for the bills relating to keeping the RFS in place as is. This point seemed to be well taken.

In the News

Over the last few weeks, a few developments have occurred around efforts to address the Reid Vapor Pressure (RVP) issue we face with E15.

Several of our champions in the U.S. Senate are working hard behind the scenes to move forward legislation that would allow E15 to be sold year-round. To advance this important RVP fix and garner a commitment to have it enacted into law, they are causing a stir by threatening to upend legislation important to the oil industry. As their negotiations continue to move forward, we will continue to watch closely as details develop.

In addition, Environmental Protection Agency (EPA) Administrator Scott Pruitt recently said that EPA is examining whether they have the authority to address the RVP issue administratively. While EPA attention to and analysis of this issue is a positive development, there are some concerns with an EPA fix. First, it is unclear if such a fix would apply to the initial EPA approval of E15 in 2011. Our concern is that, typically, administrative rules look forward, not backward to reexamine existing regulations. If EPA determines that the existing rule doesn't capture the 2011 E15 approval, we would then have to resubmit E15 again for fuel approval, which could cost millions of dollars and take years to achieve. Additionally, the outlook for beating back likely

litigation funded by our opponents to oppose on an EPA RVP fix, is unclear. In short, we need to wait and see what Administrator Pruitt says about EPA's authority.

Cardinal's Biggest Assets



This quarter's employee spotlight is on the maintenance crew. We just had one of our biggest ever plant maintenance shutdowns at the end of April. Our maintenance crew did a top notch job at completing all of the necessary jobs to get the plant back up and running as quickly as possible considering the amount of work that had to be completed during the week down.

This maintenance crew is a group of skilled technicians that keep the plant running optimally. They undertake the responsibility to reserve the good condition and functionality of premises. They perform maintenance tasks of great variety such as troubleshooting, instrumentation, centrifuge service, pump changeouts and electrical motor swaps.

Our Maintenance Technicians are thorough professionals with practical minds and attention to detail. They work autonomously and responsibly by observing all health and safety guidelines. Their goal is to maintain the plant in the best possible condition!

Front Row: Mark Durr, Middle Row: Rob Bowen, Mark Curtis, Ryan Corbly, Brain McEldowney, Back Row: Ryan Bussell, Jeff Weyant, Ralph Shain and Nathan DuClos.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.